Decoy Therapeutics, Inc. Announces Up to $21 Million Private Placement Financing

Houston, TX, June 26, 2026 – Decoy Therapeutics, Inc. (NASDAQ: DCOY) (the “Company” or “Decoy”), a biotechnology company pioneering Designable Multi-Antivirals (D-MAVsTM), a new category of antivirals engineered to target shared viral mechanisms conserved across virus families, today announced that it has entered into a securities purchase agreement with a single healthcare focused institutional investor for a private investment in public equity financing (the “PIPE”), which is expected to provide approximately $3.5 million in gross proceeds at closing, before deducting placement agent’s fees and other financing expenses payable by the Company. The Company intends to use the net proceeds to advance its lead asset into clinical trials.

The PIPE consists of (i) $3.5 million of upfront gross proceeds at a purchase price of $5.91 per share from the sale of common stock (or pre-funded warrants in lieu thereof), (ii) a milestone-based Series A warrant with potential additional aggregate gross proceeds of approximately $3.5 million if fully exercised following both shareholder approval and the date of filing by the Company of a Clinical Trial Application with the applicable competent regulatory authority in the European Economic Area to commence a Phase 1 clinical trial, (iii) a milestone-based Series B warrant with potential additional aggregate gross proceeds of approximately $7.0 million if fully exercised following both shareholder approval and the Company’s receipt of formal written approval from the Medicines and Healthcare products Regulatory Agency to conduct a Phase 2a human challenge trial in the United Kingdom, and (iv) a milestone-based Series C warrant with potential additional aggregate gross proceeds of approximately $7.0 million if fully exercised following both shareholder approval and the Company’s public announcement of data from the Company’s positive Phase 2a human challenge trial conducted in the United Kingdom. The PIPE was priced “at-the-market” under the rules and regulations of The Nasdaq Stock Market LLC, with each warrant having an exercise price equal to the deal price. The securities to be issued in the PIPE will be subject to applicable restrictions on transfer. The terms of the PIPE were determined through negotiations between the Company and the investors, based on the closing share price on the determination date.

The closing of the offering is expected to occur on or about June 29, 2026, subject to the satisfaction of customary closing conditions.

Curvature Securities LLC is acting as the sole placement agent in connection with the PIPE.

The offer and sale of the foregoing securities is being made in reliance on an exemption from the registration requirement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and applicable state securities laws, and the securities have not been and will not initially be registered under the Securities Act, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>, v.<<VER>> \* MERGEFORMAT 4929-0666-7447, v.6

DOCPROPERTY "CUS_DocIDChunk0" 76092786.3

United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the investor, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the shares of common stock issued or underlying pre-funded or common warrants issued to the institutional investor no later than 15 calendar days after the closing of the offering and to use commercially reasonable efforts to have the registration statement declared effective within 90 days following the closing of the offering in the event of a “full review” by the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Decoy Therapeutics

Decoy Therapeutics is a biotechnology company pioneering Designable Multi-Antivirals (D-MAVs), a new category of antivirals engineered to target shared viral mechanisms, enabling a single, adaptable drug to work across multiple viruses. Built on the proprietary IMP(3)ACTTM platform, which combines AI-assisted design and rapid synthesis, Decoy develops peptide antivirals designed to move faster into the clinic and expand what is possible in viral prevention and treatment. The Company’s lead candidates target multiple respiratory viruses, addressing the health and societal burden of viral disease.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Decoy, including expected achievement of milestones for its lead asset and future prospects of Decoy. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Decoy, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “can,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Company will not obtain sufficient financing to execute on its business plans and risks related to Decoy’s products and development plans, including unanticipated issues with any IND application process and the potential of the IMP(3)ACT platform. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC, including its Annual Report on Form

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>, v.<<VER>> \* MERGEFORMAT 4929-0666-7447, v.6

DOCPROPERTY "CUS_DocIDChunk0" 76092786.3

10-K for the fiscal year ended December 31, 2025, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Decoy’s actual results may vary materially from those expected or projected.

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>, v.<<VER>> \* MERGEFORMAT 4929-0666-7447, v.6

DOCPROPERTY "CUS_DocIDChunk0" 76092786.3